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                                                                                                       EXHIBIT (12)

                                                        SPRINT CORPORATION
                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                                      (dollars in millions)


                                                       Quarter Ended                      Year to Date
                                                         June 30,                           June 30,
                                             ---------------------------------------------------------------------
                                                   1997             1996              1997             1996
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Earnings
   Income from continuing operations
     before taxes                            $        415.0    $       508.4    $        900.2    $     1,014.7
   Capitalized interest                               (27.7)           (28.8)            (56.7)           (53.2)
   Equity in losses of less than 50% owned
     entities                                         154.9             67.7             263.2             86.2
------------------------------------------------------------------------------------------------------------------
Subtotal                                              542.2            547.3           1,106.7          1,047.7
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Fixed charges
   Interest charges of continuing
     operations                                        68.4             78.3             142.2            150.4
   Interest factor of operating rents                  30.4             29.2              61.0             59.4
   Pre-tax cost of preferred stock
     dividends of subsidiaries                          0.1              0.1               0.2              0.3
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Total fixed charges                                    98.9            107.6             203.4            210.1
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Earnings, as adjusted                        $        641.1    $       654.9    $      1,310.1    $     1,257.8
                                             ---------------------------------------------------------------------
Ratio of earnings to fixed charges                     6.48             6.09              6.44             5.99
                                             ---------------------------------------------------------------------


Note:    These ratios were  computed by dividing  fixed  charges into the sum of
         (a) income from continuing operations before taxes, less capitalized interest and equity in losses of less than 50% owned entities included in income, and (b) fixed charges. Fixed charges consist of (a) interest on all debt of continuing operations (including amortization of debt issuance expenses), (b) the interest component of operating rents, and
         (c) the pre-tax cost of preferred stock dividends of subsidiaries.

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